SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                           SCHEDULE 13G/A
                           (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                   TO RULES 13d-1 (b) (c), AND (d)

                         PHASE III MEDICAL, INC.
-----------------------------------------------------------------------
                            (Name of Issuer)

                      Common Stock, $.001 par value
-----------------------------------------------------------------------
                      (Title of Class of Securities)

                                 71721N108
-----------------------------------------------------------------------
                              (CUSIP Number)

                               June 29, 2006
-----------------------------------------------------------------------
         (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             [_] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 71721N108           SCHEDULE 13G
-------------------           ------------

----------------------------------------------------------------------

1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

		Michael Crow
----------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
        Instructions)
                                (a)  [_]
                                (b)  [X]
----------------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------------
4	SOURCE OF FUNDS

                OO
----------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) or 2(E)

                                    [_]
----------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
----------------------------------------------------------------------
			7	SOLE VOTING POWER

                                       0
----------------------------------------------------------------------
NUMBER OF               8       SHARED VOTING POWER
SHARES
BENEFICIALLY                           27,968,181
OWNED BY        ------------------------------------------------------
EACH                    9       SOLE DISPOSITIVE POWER
REPORTING
PERSON                                 0
WITH            ------------------------------------------------------
			10	SHARED DISPOSITIVE POWER

                                       27,968,181
----------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       27,968,181
----------------------------------------------------------------------

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES (See Instructions)

                                    [_]
----------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               18.2%

        (Based on 145,046,364 shares of Common Stock issued and outstanding on June 2, 2006.)

----------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------
----------------------------------------------------------------------

CUSIP No. 71721N108           SCHEDULE 13G
-------------------           ------------

----------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Alex Clug
----------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
        Instructions)
                                (a)  [_]
                                (b)  [X]
----------------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------------
4	SOURCE OF FUNDS (See Instructions)

               OO
----------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) or 2(E)

                                [_]
----------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
----------------------------------------------------------------------
			7	SOLE VOTING POWER

                                       0
		------------------------------------------------------
NUMBER OF               8       SHARED VOTING POWER
SHARES
BENEFICIALLY                           27,968,181
OWNED BY        ------------------------------------------------------
EACH                    9       SOLE DISPOSITIVE POWER
REPORTING
PERSON 				       0
WITH            ------------------------------------------------------
			10	SHARED DISPOSITIVE POWER

                                       27,968,181
----------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               27,968,181
--------------------------------------------------------------------

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES (See Instructions)

                                 [_]
----------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               18.2%

        (Based on 145,046,364 shares of Common Stock issued and outstanding on June 2, 2006.)

----------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

               IN
----------------------------------------------------------------------
----------------------------------------------------------------------

CUSIP No. 71721N108           SCHEDULE 13G
-------------------           ------------

----------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

		DCI Master LDC - Non-U.S. Entity
----------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
       Instructions)
                                (a)  [_]
                                (b)  [X]
----------------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------------
4	SOURCE OF FUNDS (See Instructions)

               OO
----------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) or 2(E)

                                [_]
----------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
----------------------------------------------------------------------
			7	SOLE VOTING POWER

                                       0
----------------------------------------------------------------------
NUMBER OF               8       SHARED VOTING POWER
SHARES
BENEFICIALLY                           27,968,181
OWNED BY        ------------------------------------------------------
EACH                    9       SOLE DISPOSITIVE POWER
REPORTING
PERSON                                 0
WITH            ------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                       27,968,181
----------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               27,968,181
----------------------------------------------------------------------

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES (See Instructions)

                                  [_]
----------------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               18.2%

        (Based on 145,046,364 shares of Common Stock issued and outstanding on June 2, 2006.)

----------------------------------------------------------------------
13	TYPE OF REPORTING PERSON

               OO
----------------------------------------------------------------------
----------------------------------------------------------------------

CUSIP No. 71721N108           SCHEDULE 13G
-------------------           ------------
---------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Duncan Capital Group LLC
---------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
        Instructions)
                                (a)  [_]
                                (b)  [X]
---------------------------------------------------------------------
3	SEC USE ONLY

---------------------------------------------------------------------
4	SOURCE OF FUNDS (See Instructions)

               OO
---------------------------------------------------------------------
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEM 2(D) or 2(E)

                                [_]
---------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
---------------------------------------------------------------------
			7	SOLE VOTING POWER

                                       0
---------------------------------------------------------------------
NUMBER OF               8       SHARED VOTING POWER
SHARES
BENEFICIALLY                           27,968,181
OWNED BY            -------------------------------------------------
EACH                    9       SOLE DISPOSITIVE POWER
REPORTING
PERSON                                 0
WITH                -------------------------------------------------
			10 	SHARED DISPOSITIVE POWER

                                       27,968,181
---------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON

               27,968,181
---------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES (See Instructions)

               [_]
---------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               18.2%

        (Based on 145,046,364 shares of Common Stock issued and
        outstanding on June 2, 2006.)
---------------------------------------------------------------------

14      TYPE OF REPORTING PERSON

               OO
---------------------------------------------------------------------
---------------------------------------------------------------------

Item 1.
(a) Name of Issuer.

                       PHASE III MEDICAL, INC.

(b) Address of Issuer's Principal Executive Offices.

330 South Service Road, Suite 120, Melville, NY 11747.

Item 2.

(a) Name of Person Filing.

This Schedule 13G/A is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by DCI Master LDC, Alex Clug, Michael Crow, and Duncan Capital Group LLC (collectively, the "Reporting Persons").

The Reporting Persons are making a joint filing because they may be deemed a group pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

(b) Address of Principal Business Office or, if none, Residence.

The principal business address of each of the Reporting Persons is:
420 Lexington Avenue, Suite 450
New York, NY 10170

(c) Citizenship.

Mr. Clug and Mr. Crow are United States citizens.
DCI Master LDC is organized and existing in the Cayman Islands.
Duncan Capital Group LLC is organized and existing in the United
States.

(d) Title of Class of Securities.

Common Stock, $0.001 par value per share

(e) CUSIP Number.

71721N108

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) [_] Broker or dealer registered under Section 15 of the Act.
(b) [_] Bank as defined in Section 3(a)(6) of the Act.
(c) [_] Insurance Company as defined in Section 3(a)(19) of the Act.
(d) [_] Investment Company registered under Section 8 of the Investment Company Act.
(e) [_] Investment Adviser in accordance with Sec. 240.13d-
        1(b)(1)(ii)(E).
(f) [_] Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).
(g) [_] Parent holding company, in accordance with Sec. 240.13d-
        1(b)(ii)(G).
(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
(j) [_] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Sec. 240.13d-1(c), check this box [X].

Item 4. Ownership

(a) Amount Beneficially Owned.

Based on the common stock and warrants outstanding as of the close of the acquisition on June 2, 2006 and DCI Master LDC's and Duncan Capital Group LLC's ownership of common stock and warrants as of June 2, 2006, DCI Master LDC, Michael Crow and Alex Clug, and Duncan Capital group beneficially own approximately 18.2% of the Issuer's common stock with each of them having dispositive and voting power over said shares.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another
        Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

See Item 4(a) above, which is incorporated by reference herein.

Item 8. Identification and Classification of Members of the Group.

The Reporting Persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              SIGNATURES

	After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and accurate.



Dated:  June 29, 2006                       /s/Michael Crow
                                            ----------------------------
                                            Michael Crow


Dated:  June 29, 2006                       /s/Alex Clug
                                            ----------------------------
                                            Alex Clug


                                            DCI Master LDC


Dated:  June 29, 2006                       By: /s/Michael Crow
                                            ----------------------------
						Name: Michael Crow
						Title: Director



                                            Duncan Capital Group LLC

Dated:  June 29, 2006                       By: /s/Michael Crow
                                            ----------------------------
						Name: Michael Crow
						Title: Director

                               EXHIBIT A

                               AGREEMENT
                     JOINT FILING OF SCHEDULE 13G/A

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G/A and any amendments thereto reporting each of the undersigned's ownership of securities of PHASE III MEDICAL, INC. and hereby affirm that such Schedule 13G/A is being filed on behalf of each of the undersigned.


Dated:  June 29, 2006                       /s/Michael Crow
                                            ----------------------------
                                            Michael Crow


Dated:  June 29, 2006                       /s/Alex Clug
                                            ----------------------------
                                            Alex Clug


                                            DCI Master LDC


Dated:  June 29, 2006                       By: /s/Michael Crow
                                            ----------------------------
						Name: Michael Crow
						Title: Director



                                            Duncan Capital Group LLC

Dated:  June 29, 2006                       By: /s/Michael Crow
                                            ----------------------------
						Name: Michael Crow
						Title: Director